AGREEMENT FOR PURCHASE AND SALE OF ASSETS

BETWEEN:

ENAJ MERCANTILE CORPORATION INC., a Corporation duly incorporated under the laws of Ontario and having an office in the City of Uxbridge, in the Province of Ontario, Canada, herein represented by Michael Boulter, Chief Technical Officer, as he so declares (hereinafter referred to as the “Vendor”)

PARTY OF THE FIRST PART

AND:

MICHAEL BOULTER., a computer programmer residing in the City of Uxbridge, in the Province of Ontario, Canada, (hereinafter referred to as “Boulter”);

PARTY OF THE SECOND PART

AND:

RTN STEALTH SOFTWARE INC., a Corporation duly incorporated under the provincial laws of British Columbia and having an office in the City of Surrey, in the Province of British Columbia, Canada, herein represented by Lucky Janda, President, as he so declares (hereinafter referred to as the “Purchaser” or the “Company”);

PARTY OF THE THIRD PART

WHEREAS the Vendor is the registered and beneficial owner of all the assets constituting an operator assisted trading platform known as the EMC-ALGO software (the “Business”);

WHEREAS the Purchaser is also developing a real-time market navigator;

WHEREAS the Vendor and the Purchaser have executed a letter of intent on the 28th day of April 2010 (the “LOI”), a copy of which is annexed hereto as Schedule A;

WHEREAS the Vendor wishes to sell and the Purchaser wishes to purchase the assets listed in Schedules B to F inclusively (the “Assets”) of the said Business, effective May 15th, 2010;

AND WHEREAS the Vendor wishes to exclude certain assets as listed in Schedule G (the “Excluded Assets”) from the purchase of the said Business;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the premises and the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged by each of the parties, the parties covenant and agree, each with the other as follows:

ARTICLE ONE – RECITALS AND SCHEDULES

1.1

Recitals

Each of the parties hereto represents and warrants to each of the others that each of the recitals set out above is true and correct in substance and fact, as such recital relates to each party, respectively and that these and the schedules are an integral part of this Agreement;

1.2

Schedules

The following are the schedules attached to and incorporated in this Agreement by reference:

Schedule "A" – Letter of Intent

Schedule "B" – Intellectual Property

Schedule "C" – Books and Records

Schedule "D" – Customer Lists

Schedule "E" – Material Contracts

Schedule "F" – Goodwill

Schedule "G" – Excluded Assets

Schedule “H” – List of Liabilities and List of Creditors

Schedule “I” – Notes

ARTICLE TWO – PURCHASE AND SALE OF ASSETS

2.1

Agreement to Purchase

On the terms and subject to the fulfillment of the conditions hereof, the Vendor hereby agrees to sell, transfer and assign to the Purchaser, and the Purchaser hereby agrees to purchase and accept from the Vendor, the Assets as of the Effective Date. For further clarity, Assets shall mean all of the assets, property and undertaking, other than the Excluded Assets owned and used by the Vendor or held by it for use in, or in respect of the operation of, the Business as described in Schedules B to F inclusively, including, without limitation, the following properties and assets:

(a)

all right, title, benefit and interest of the Vendor in respect of all intellectual property including, without limitation, registered or unregistered trade marks, logos and trade names of or pertaining to the Business or owned by the Vendor and all patterns, plans, designs, research data, copyrights, trade secrets and other proprietary know-how, processes, drawings, technology, unpatented blueprints, flow sheets, equipment and parts lists and descriptions and related instructions, manuals, data, records and procedures and any and all data used in the Business, and all licenses, agreements and other contracts and commitments relating to any of the foregoing to which the Vendor is a party including, without limitation, those listed in Schedule “B” and all renewals, modifications and extensions thereof;

(b)

all books and records and files relating to the Business, stored on any type of media including, without limitation, all production, inventory, sales, and customer records and lists and all correspondence, research materials, contract documents, licenses and permits, except that where the Vendor is required by law to retain a particular book, record or file, it shall retain such book, record or file and deliver to the Purchaser a copy thereof as described in Schedules “C” and “D”;

(c)

all right, title and interest of the Vendor in, to and under all contracts and agreements and other rights of or pertaining to the Business, together with the full benefit of all outstanding orders for the licensing of any intellectual property relating to the Business, including the licensing agreement executed by and between the Purchaser and Vendor in January 2010 and all the necessary amendments thereto, and all right, title and interest of the Vendor in, to and under the material contracts and agreements described in Schedule “E” herein;

(d)

the goodwill of the Business as described in Schedule “F” including, without limitation, the exclusive right to the Purchaser to represent itself as carrying on the Business in continuation of and in succession to the Vendor and all right, title and interest of the Vendor in, to and in respect of the name “Market Guidance Systems” and variations thereof, the telephone and fax numbers of the Business, and the Web domain and e-mail address of the Business;

(e)

the full benefit of all warranties and warranty rights, implied, express or otherwise, against manufacturers or sellers which apply to any of the Assets; and

(f)

all other rights, properties and assets, other than any Excluded Assets of the Vendor used primarily in connection with the Business, of whatever nature or kind and wherever situated.

2.2

Amount of Purchase Price

The purchase price (the "Purchase Price") payable by the Purchaser for the Assets shall be two million, five hundred thousand (2,500,000) common shares of the Company, subject to the Restriction, as hereinafter defined, that the common shares may not be sold, assigned, traded or otherwise transferred in accordance with the following schedule:

(a)

six hundred and twenty-five thousand (625,000) common shares are subject to the Restriction for six (6) months from the date of Closing;

(b)

six hundred and twenty-five thousand (625,000) common shares are subject to the Restriction for nine (9) months from the date of Closing;

(c)

six hundred and twenty-five thousand (625,000) common shares are subject to the Restriction for twelve (12) months from the date of Closing; and

(d)

six hundred and twenty-five thousand (625,000) common shares are subject to the Restriction for fifteen (15) months from the date of Closing.

The two million, five hundred thousand (2,500,000) common shares issued by the Company pursuant to the Purchase Price shall be issued upon execution of this agreement and shall held in escrow by the Corporate Secretary until the vesting as defined herein.

2.3

Management Agreement

The Company shall execute a management agreement with Boulter in exchange for two million, five hundred thousand (2,500,000) common shares as compensation in consideration for Boulter’s annual salary. The management agreement shall have a three (3) year term and grant the titles of President and Chief Operating Officer or COO of the Company for the term and shall include other terms and conditions, including a reasonable non-competition agreement, as normally found in such agreements. A copy of this management agreement shall be annexed as Schedule I hereinafter.

The two million, five hundred thousand (2,500,000) common shares of the Company payable to Boulter are subject to the following vesting schedule:

(a)

eight hundred and thirty three thousand, three hundred and thirty-three (833,333) common shares vesting one (1) year from the date of Closing;

(b)

eight hundred and thirty three thousand, three hundred and thirty-three (833,333) common shares vesting two (2) years from the date of Closing; and

(c)

eight hundred and thirty three thousand, three hundred and thirty-four (833,334) common shares vesting one (1) year from the date of Closing.

The two million, five hundred thousand (2,500,000) common shares issued by the Company pursuant to this section 2.3 shall be issued upon execution of this agreement and shall held in escrow by the Corporate Secretary until the vesting as defined herein.

2.4

Conditions Precedent

The obligation of the Purchaser to complete the purchase of the Assets shall be subject to the fulfilment or satisfaction of, or compliance with the following conditions precedent:

(a)

the Vendor shall execute and deliver to the Purchaser all assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary to effectively transfer to the Purchaser all the Vendor's right, title and interest in, to and under, or in respect of, the Assets, and shall deliver up to the Purchaser possession of the Assets, free and clear of any liens, charges, security interests or encumbrances or rights of third persons. The Vendor shall co-operate with the Purchaser, at such time or thereafter, in effecting the registrations, recordings and filings with public authorities as may be required in connection with the transfer of ownership to the Purchaser of the Assets;

(b)

the completion of any regulatory filings, or other conditions required by the appropriate securities’ laws and regulations, and to the satisfaction of the securities’ commissions and stock exchanges; and

(c)

the execution of the management agreement executed by and between the Vendor and Boulter.

The foregoing conditions are inserted for the exclusive benefit of the Purchaser. In the event that any of the conditions shall not be fulfilled or complied with by the Vendor at or prior to the Closing, the Purchaser may rescind this Agreement by notice to the Vendor.

2.5

Liabilities Assumed

The Purchaser shall assume only those liabilities of the Vendor stated in the List of Liabilities and List of Creditors in Schedule “H” hereto attached.

ARTICLE THREE – EFFECTIVE DATE AND CLOSING

3.1

Effective Date

The transaction of purchase and sale of the Assets shall be effective as of May 15th, 2010 (the “Effective Date”).

3.2

Closing

Closing shall occur at the offices of the Vendor at 1:00 p.m. on May 15th, 2010.

ARTICLE FOUR – REPRESENTATIONS AND WARRANTIES

4.1

Representations and Warranties of the Vendor

The Vendor represents and warrants to the Purchaser, upon each of which representations and warranties Purchaser specifically relies, as follows:

(a)

The Vendor is a corporation duly incorporated and validly subsisting under the laws of Ontario and Canada;

(b)

The Vendor is the registered and beneficial owner of record of the Assets and has good valid and marketable title thereto, and the Assets are free and clear of any lien, pledge, option, mortgage, charge, claim, agreement, other encumbrance, equity or security interest of any kind and of any other right thereto and the Vendor has the power, lawful authority and full right to sell and transfer the same in accordance with the terms of this Agreement and Schedules hereto;

(c)

The Vendor has not had any petition or a receiving order in bankruptcy filed against it, nor has it made a voluntary assignment in bankruptcy or a proposal to creditors;

(d)

The execution and delivery of this Agreement by the Vendor has been duly authorised by all necessary corporate action, and the Vendor has full power, capacity, authority and legal right to enter into this Agreement and to carry out the transaction of purchase and sale herein contemplated;

(e)

There is not in existence or pending or threatened any suit, action, or other legal proceeding of any sort, either to restrain or otherwise prevent in any manner, the Business from operating or the Vendor from transferring the Assets to Purchaser; and the Vendor knows of no such claim in connection with the foregoing;

(f)

No person, firm or corporation has any written or oral agreement, option, or any rights capable of becoming an agreement or option for the purchase from the Vendor of the Assets;

(g)

The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

(h)

The Vendor has duly filed and paid all taxes and assessments.

4.2

Representations and Warranties of Purchaser

Purchaser represents and warrants to the Vendor, upon each of which representations and warranties the Vendor specifically relies, as follows:

(a)

Purchaser is a Corporation duly incorporated and validly subsisting under laws of British Columbia and Canada;

(b)

Purchaser has not had any petition for a receiving order in bankruptcy filed against it, nor has it made a voluntary assignment in bankruptcy or a proposal to creditors; and

(c)

The execution and delivery of this Agreement and Schedules by Purchaser has been duly authorised by all necessary corporate action, and Purchaser has full power, capacity, authority and legal right to enter into this Agreement and to carry out the transaction of purchase and sale and matters of financing herein contemplated.

4.3

Representations and Warranties of Boulter

Boulter represents and warrants to the Purchaser, upon each of which representations and warranties the Purchaser specifically relies, as follows:

(a)

Boulter is not in conflict to with any third party or to any agreement to enter into this Purchase and Sale Agreement; and

(b)

Boulter has not had any petition for a receiving order in bankruptcy filed against him, nor has he made a voluntary assignment in bankruptcy or a proposal to creditors.

4.4

Survival of Representations and Warranties

The representations and warranties of the Vendor and Purchaser set forth in this Agreement shall survive the Closing of this transaction and notwithstanding such closing, shall continue in full force and effect for the benefit of each.

ARTICLE FIVE – INDEMNIFICATION

5.1

Indemnification

Vendor agrees to indemnify and to hold Purchaser and its affiliates, directors, officers, employees, shareholders, partners, secured creditors, successors and assigns harmless from and against any all expenses, losses, claims, actions, settlements damages or liabilities, whether joint or several, legal fees (judicial and extra-judicial) in relation to the sale, transfer, assignment and/or sharing of the Assets.

ARTICLE SIX – GENERAL

6.1

Interpretation

(a)

Sections and Headings

The division of this Agreement into Articles, sections, subsections, paragraphs and subparagraphs and the insertion of heading are for convenience of reference only and shall not affect the construction or interpretation hereof.

(b)

Extended Meaning

Words importing the singular number include the plural and vice-versa; words importing gender include both genders.

6.2

Further Assurances

Each of the parties hereto shall from time to time at the request of the other party, and without further consideration execute and deliver such further instruments and take further action as the party requesting may reasonably require to more effectively complete the intent of this Agreement.

6.3

Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof.  This Agreement supersedes any prior or contemporaneous agreements, negotiations and discussions of the parties in respect of the subject matter hereof.  No amendment, waiver or termination of this Agreement shall be binding unless executed in writing by the parties and no such amendment or waiver shall extend to anything other than the specific subject matter thereof.  The failure at any time of any party to insist on strict performance of any provision of this Agreement shall not limit the ability of that party to insist at any future time whatsoever on the performance of the same or any other provision (except insofar as that party may have given a valid and effective written waiver or release).

6.4

Survival of Obligations

Each party hereby agrees that all provisions of this Agreement, subject to the special arrangements stated herein in respect of the warranties and representations contained in Article Four, forever survive the execution and delivery of this Agreement and any and all documents delivered in connection herewith.

6.5

Notices

Any notice required or permitted to be given hereunder shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by telecopier, telex or other similar means of electronic communication (confirmed on the same or following day by prepaid mail) addressed, in the case of notice to the Vendor, as follows:

ENAJ MERCANTILE CORPORATION INC.

108 Bolton Drive

Uxbridge, Ontario   L9P 1W9

Attention: Mr. Michael Boulter

and in the case of notice to Purchaser, as follows:

RTN STEALTH SOFTWARE INC.

200-8338 120th Street

Surrey, British Columbia   V3W 3N4

Attention: Mr. Lucky Janda

Any notice so given shall be deemed conclusively to have been given and received when so personally delivered or sent by telex, telecopier or other electronic communication or on the second day following the sending thereof by private courier or mail.  Any party hereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

6.6

Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement shall not be assignable by any other party hereto without the written consent of the other party.

6.7

Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

6.8

Jurisdiction

The parties agree that the Courts of Ontario shall have exclusive jurisdiction to determine all disputes and claims arising between the parties in relation to this Agreement.

6.9

Independent Legal Counsel

The parties each acknowledge that they have had the opportunity to consult with independent legal counsel in connection with the negotiation and execution of this Agreement and that all the provisions of this Agreement have been freely and fully discussed and negotiated.

6.10

Time of Essence

Time shall be of the essence of this Agreement and no extension or variation of this Agreement shall operate as a waiver of this provision.

6.11

Currency

All dollar amounts referred to in this Agreement are in lawful money of Canada.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto this 15th day of May 2010.

VENDOR

PURCHASER

ENAJ MERCANTILE CORPORATION INC.

RTN STEALTH SOFTWARE INC.

Per:

/s/ Michael Boulter

Per:

/s/ Lucky Janda

Michael Boulter

Lucky Janda

            Chief Technical Officer

            President

SCHEDULE A

Letter of Intent

A.1

RTN STEALTH SOFTWARE INC.

200-8338 120th Street

Surrey, British Columbia  V3W 3N4

Mr. Michael Boulter

ENAJ Mercantile Corporation

108 Bolton Drive

Uxbridge, Ontario  L9P 1W9

CONFIDENTIAL

April 28, 2010

Subject:

ENAJ Mercantile Corporation

Re:

Purchase and Sale of Technology

Dear Mr. Boulter,

This letter is intended to set forth a letter of intent (the “LOI”) by and between RTN Stealth Software, a British Columbia corporation, (“RTN”) and ENAJ Mercantile Corporation, an Ontario corporation (“ENAJ”).

RTN and ENAJ intend to enter into a business relationship whereby all of the technology of ENAJ shall be purchased by RTN. This purchase and sale of technology of ENAJ by RTN shall include the proprietary technology of ENAJ and all intellectual property rights thereto. In exchange, ENAJ and its principal, Mr. Michael Boulter, shall receive 2,500,000 common shares of RTN. Furthermore, RTN shall receive the exclusive services of Mr. Michael Boulter who shall fulfill, subject to board approval of RTN, the role of Chief Operating Officer of RTN. In exchange, Mr. Boulter shall receive 2,500,000 common shares of RTN, according to a vesting period as described hereinafter.

It is clear that both parties intend to enter into such a business relationship as soon as commercially viable. Moreover, the parties acknowledge that further good faith negotiations are necessary to execute a full and final agreement with regard to the purchase and as well as, inter alia, the price, representations, warranties and covenants, indemnification and other terms and conditions as normally dealt with in such agreements (the “Final Agreement”).

Moreover, the execution of the Final Agreement is conditional upon:

(a)

the due diligence undertaken by the parties with respect to such a transaction and as further described herein;

(b)

the completion of any regulatory filings, or other conditions required by the appropriate securities’ laws and regulations, and the satisfaction of the securities’ commissions and stock exchanges thereto;

(c)

to the approval of the Board of Directors of RTN;

(d)

to the approval of the Board of Directors of ENAJ; and

(e)

an executed management agreement by and between RTN and ENAJ’s principal, Michael Boulter containing, inter alia, a three (3) year term, the use of the title Chief Operating Officer or COO by Mr. Boulter and a non-competition clause, reasonable in scope and length for such a position.

Until a Final Agreement has been executed, the parties agree to govern themselves in accordance with the following terms of this LOI:

1.

Exclusivity. From the date of execution of this LOI up until the execution of the Final Agreement, RTN and ENAJ agree not to solicit offers from any third parties for the exploitation, transfer, sale, assignment, license, supply or other transaction similar to that contemplated herein.

2.

Confidentiality. All information gathered by either party from investigations or disclosure of the other party’s business or affairs, including any negotiations between the parties as well as potential investors and potential clients, will be deemed confidential, except for specific information already in the public domain. The parties shall safeguard and protect such confidential information on a best efforts basis.

A.2

3.

Compensation. ENAJ and Mr. Boulter shall receive an aggregate of 5,000,000 common shares of RTN in exchange for transferring all the intellectual property rights of the technology owned by ENAJ, providing technological support thereto and for Mr. Boulter to assume the role of Chief Operating Officer of RTN for three (3) years. The 2,500,000 common shares to be issued to ENAJ shall vest upon execution of the Final Agreement, subject to any regulatory approvals or hold periods and according to the following schedule:

-

625,000 of those shares will be restricted for 6 months;

-

625,000 of those shares will be restricted for 9 months;

-

625,000 of those shares will be restricted for 12 months; and

-

625,000 of those shares will be restricted for 15 months.

The 2,500,000 common shares to be issued to Mr. Michael Boulter shall vest, in three (3) equal tranches, at the end of year one, year two and year three respectively of the management agreement executed by and between RTN and Mr. Boulter. Should the management agreement by and between RTN and Mr. Boulter terminate before the end of the three (3) year term, Mr. Boulter shall be entitled to his pro rata portion of the 2,500,000 common shares of RTN but only after the completion of year one of the management agreement.

4.

Due Diligence. RTN and ENAJ will cooperate with each other and permit their representatives to make a complete inquiry into any issues related to the intellectual property including, without limitation, legal, corporate, accounting, intellectual property, taxation and security issues.

5.

Representations, Warranties and Covenants. The parties shall make representations, warranties and covenants to each other as are customary in such agreements.

6.

Further Assurances. The parties agree that each of them shall, upon reasonable request of the other, do or cause to be done all further lawful acts, deeds and assurances whatever for the better performance of the terms and conditions of this LOI, including the securing of financing.

7.

Language. The parties hereto have specifically required that this LOI be drafted in the English language. Les parties aux présentes ont expressément requis que le présent LOI soit rédigé en anglais.

The term of this LOI shall be July 31, 2010 but may be extended by the parties in writing.

If you are in agreement with the foregoing, would you please so indicate by signing below and returning it to the undersigned.

Yours very truly,

RTN STEALTH SOFTWARE INC.

Per:      ___________________________________

Lucky Janda, President

Accepted and agreed to this 28th day of April 2010.

ENAJ MERCANTILE CORPORATION

Per:      ___________________________________

Michael Boulter, President

A.3

SCHEDULE B

Intellectual Property

SCHEDULE B

Intellectual Property

EMC-ALGO Software

EMC-ALGO Software is a rules based trend-identification algorithm that identifies recurring patterns in the intra-day price movement of the S&P 500 Index E-Mini Futures Contract. Once a pattern has been identified by the algorithm the software has an impressive ability to accurately anticipate the price fluctuations of the S&P 500 Index E-mini Futures Contract that will shortly follow. The EMC-ALGO Software was developed over fifteen years by Michael Boulter. Mr. Boulter is the Chief Technology Officer of ENAJ Mercantile Corporation.

The methodology that powered the development of the EMC-ALGO Software is often referred to **Statistical Process Control (SPC).** It entails the application of statistical analysis and methods to the monitoring and control of a process to ensure that it operates at its full potential. Statistical process control was pioneered by Dr. Walter Shewart in the early 1920s.

In developing SPC Dr. Shewhart drew from pure mathematical statistical theories. He understood that data from physical processes seldom produces a normal distribution curve (a Gaussian distribution), also commonly referred to as a bell curve.

Applying these principals Mr. Boulter discovered that observed variation in time series data did not always behave the same way as data in normal distribution curve. He concluded that while every process displays variation, some processes display controlled variation that is natural to the process (common causes of variation), while others display uncontrolled variation that is not present in the process causal system at all times (special causes of variation).

Initials

B.1

SCHEDULE C

Books and Records

N/A

C.1

SCHEDULE D

Customer Lists

N/A

D.1

SCHEDULE E

Material Contracts

N/A

E.1

SCHEDULE F

Goodwill

N/A

F.1

SCHEDULE G

Excluded Assets

N/A

G.1

SCHEDULE H

List of Liabilities and List of Creditors

N/A

H.1